Exhibit 99.1

News Release

Contact: Phone: Email:	Dan Grgurich Director, Investor Relations and Corporate Communications 704-731-1527 dan.grgurich@enproindustries.com	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704 731 1500 Fax: 704-731-1511 www.enproindustries.com

EnPro Industries Announces Results of its Tender Offer for its

3.9375% Convertible Senior Debentures Due 2015

CHARLOTTE, N.C., September 15, 2014 – EnPro Industries, Inc. (NYSE: NPO) (“EnPro”) today announced the results of its previously announced cash tender offer (the “Tender Offer”) for any and all of the $74,780,000 aggregate principal amount of its outstanding 3.9375% Convertible Senior Debentures due 2015 (CUSIP No. 29355XAB3) (the “Convertible Debentures”). The Tender Offer expired at midnight, New York City time, at the end of Friday, September 12, 2014 (the “Expiration Time”). As of the Expiration Time, $51,339,000 in aggregate principal amount of the Convertible Debentures were validly tendered and not properly withdrawn. The Company accepted for payment all Convertible Debentures validly tendered and not properly withdrawn pursuant to the Tender Offer. Payment for the Convertible Debentures tendered and accepted for payment is expected to be made today.

The Company retained BofA Merrill Lynch to act as dealer manager for the Tender Offer and Global Bondholder Services Corporation to act as the information agent and tender agent for the Tender Offer.

This press release is for informational purposes only and is not an offer to purchase or the solicitation of an offer to purchase any securities. The Tender Offer has been made solely pursuant to an offer to purchase, as amended, and the related letter of transmittal, which set forth the complete terms of the Tender Offer.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in EnPro’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the period ended June 30, 2014.

About EnPro Industries

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.